Exhibit 10.1

May 20, 2009

Mr. Rohit Thukral

Dear Rohit:

I am pleased to offer you the positions of Executive Vice President of Churchill Downs Incorporated (“CDI”) and President of Churchill Downs Technology Initiatives Company (“CDTIC” and, together with CDI, the “Company”), reporting directly to our Chief Executive Officer, Robert L. Evans, or any successor (the “CEO”). Your responsibilities will be those that have been discussed with you, which may be modified from time to time. The effective date for these new positions is May 18, 2009 (the “Effective Date”).

Your base salary will be $ 11,538.46, payable bi-weekly. You will continue to be eligible to participate in a cash bonus plan, which, in the future, will be based on objectives mutually agreed upon between you and the CEO, and approved by the Compensation Committee of the Board of Directors. For calendar year 2009, your target bonus award will be 60% of your base salary, to be paid out in one lump sum no later than March 15, 2010.

In your new role, you also will continue to be eligible to participate in a long-term incentive program (the “Long Term Incentives”) based on achievement of performance goals and vesting criteria that will be established from time to time. Your current award opportunity under the Long Term Incentives will be increased in connection with your promotion as set forth on Exhibit A, and will otherwise be subject to the terms and conditions of the applicable plan and agreements.

Beginning with respect to the first payroll period following the Effective Date, you will be eligible to receive an annual miscellaneous allowance in the amount of $10,000, payable in bi-weekly installments in accordance with the Company’s normal payroll cycle. You also are eligible for the recently approved Executive Physical Examination, which is paid by the Company. Any and all amounts provided in this letter, including in Exhibit A, will be payable less all applicable tax and other withholdings.

You have previously received a summary of the customary benefits to which you will continue to be entitled, including health and life insurance benefits and participation in the 401(k), employee stock purchase, and deferred compensation plans. Please refer to the benefits summary provided to you for a description of the benefits available to you, corresponding employee contributions and eligibility dates. However, nothing in this offer letter will limit the Company’s ability to amend or terminate at any time any benefit plan, program or policy, subject to the applicable terms of such plans, programs and policies.

700 CENTRAL AVENUE • LOUISVILLE, KY 40208 • 502-636-4400 • www.churchilldownsincorporated.com

Rohit Thukral

May 20, 2009

Your employment with the Company will continue to be “at will” and it can be terminated with or without “just cause” (as defined below), and with or without notice, at any time, at the option of either the Company or yourself.

Should your employment be terminated by the Company without “just cause,” as defined below, the Company will convey the following:

a.	payment of your base salary through the end of the month in which the severance occurs and severance pay and benefits per the Company’s executive severance policy and severance payment schedule,

b.	payment of a pro rata annual bonus for the year in which your termination occurs based on the bonus target, and

c.	payment of the balance of any long term incentive awards, but solely to the extent provided under the terms of the applicable long term incentive plan, program or agreement.

“Just cause” shall mean [i] failure to perform substantially your duties after written demand for substantial performance improvement, or [ii] engaging in illegal conduct or gross misconduct which, in the sole discretion of the Company, is injurious to the business or reputation of the Company.

You agree that for a period of two years from the date you cease to be an employee of CDI, CDTIC and any subsidiary of the foregoing, regardless of the reason for no longer being an employee, you will not directly or indirectly:

•	solicit any customers or prospective customers of the Company for the purpose of selling them products or services that compete with those of the Company;

•

solicit or recruit in any form, as employees, contractors, sub-contractors, consultants or other capacity in which such individuals provide services of material business value, any employees or ex-employees of the Company, unless such ex-employees’ employment with the Company has been terminated for at least two years;

•	disclose to any third parties or use to your own benefit, directly or indirectly, any confidential or proprietary information or knowledge of the Company; and

•	work with or for a competitor of the Company or yourself which would potentially subject the Company trade secrets or confidential information to misuse.

Furthermore, you agree that any intellectual property developed by you while an employee of the Company is the sole exclusive property of the Company, including but not limited to any business processes, product or service designs, software code, and other such knowledge regardless of its form of expression, including such knowledge developed by contractors engaged by you on the Company’s behalf.

While you are employed by the Company, you agree to devote 100% of your business efforts to the Company and not to accept employment or otherwise engage with any third-parties whereby your obligations to such third-parties inhibit in any way your performance in discharging your Company responsibilities.

Rohit Thukral

May 20, 2009

This offer letter and all plans and programs referenced herein are intended to comply, and be administered in compliance, with section 409A of the Internal Revenue Code of 1986, as amended.

Rohit, we are excited about your promotion. If you agree with and accept the terms of this letter, please sign below and return it to me. We are confident this opportunity will prove mutually beneficial.

Sincerely.

/s/ Chuck Kenyon
Chuck Kenyon
Sr. Vice President Human Resources
Churchill Downs Incorporated

Accepted by:

Rohit Thukral	Date

Exhibit A

Long-Term Incentives award opportunity for the five-year period commencing January 1, 2008: $4,000,000 over 5 years, as follows: $400,000 for calendar year 2008, $600,000 for calendar year 2009, $1,000,000 for calendar year 2010, $1,000,000 for calendar year 2011, $1,000,000 for calendar year 2012, subject to the terms and conditions of the applicable plan and agreements. This award is intended to replace, and not be in addition to, any long-term incentive award that you have received for this period.